Exhibit 10viii

Joint Venture Agreement

Between

Nomad Hydrocarbons Ltd.,
(a Canadian Private Corporation with Head Offices at Calgary Alberta, hereinafter referred to as "Nomad")

and

Daybreak Oil and Gas Inc.,
(a US Public Corporation with Head Offices at Spokane ,Washington, hereinafter referred to as "Daybreak")

Whereas Nomad and Daybreak have entered into an Agreement with Chet Pohle, Brian Hirst and Randy Metz, a team of geologists and geophysicists in Bakersfield, California, respecting an exploration program involving the acquisition of Oil &Gas Leases, 3-D Seismic Programs and drilling for oil in an Area of Mutual Interest (the 'AMI') in the East Slopes area of Kern County California, as described in the said Agreement dated May 13, 2005 as Amended on July 8, 2005 and on September 27, 2005, attached as Schedules 1, 2 and 3 respectively hereto:

And Whereas the Parties hereto have chosen 5 Core Areas within the AMI being Dyer Creek; North McVan; Sharktooth; Posso Creek and Round Mountain (the 'Core Areas'); and are hereby agreeing to form a Joint Venture to acquire leases and then design and carry- out 3-D Seismic programs, preliminary to a drilling program within the Core Areas and which Core Areas are shown on the Map of the AMI attached as Schedule 4 hereto:

And Whereas the Parties have authorized the hiring of a professional Land Agent in Bakersfield, Abstract Land and Title, to review the Leasing situation and advise as to availability of Leases in the Core Areas commencing with North McVan, with said Land Agent now having advised the Parties that Leases are available and ready to be funded and the said Land Agent also having submitted various invoices for services to date:

Therefore the Parties Agree as Follows:

1. The Parties hereby agree to form a Joint Venture each as to an undivided 50% interest in the acquisition of Leases; design and implementation of 3-D Seismic Programs; and the design and implementation of oil exploration and drilling programs within the 5 Core Areas of the AMI, with each Party paying 50% of the costs thereof;

2. The Leases are to be registered in the name of the Land Agent and to be held in trust for the Parties (each as to a 50% interest) until the land assembly program is completed;

3. This Joint Venture Agreement shall govern the method of participating or withdrawing from participation in a land assembly program and subsequent programs as herein described. It shall also govern the method of paying for the leases, including land agents fees and leasing costs (the "Land Assembly

Costs"). It is the intention of the parties to enter into a Joint Venture Operating Agreement, in accordance with such standard forms as provided by the American Association of Professional Landmen, when the parties have mutually agreed to commence a 3-D Seismic program in one or more of the Core Areas and / or commence exploration. Until the said Joint Venture Operating Agreement is executed by the Parties, the terms of this Agreement shall govern the conduct, rights and duties of the Parties hereto;

4. Daybreak shall open and administer a segregated checking account (the "Account") at the Bank of America, Osburn, Idaho, for the deposit of funds pursuant to a mutually agreed to budget and for the payment of the Land Assembly Costs. Nomad shall receive, by mail, or facsimile transmission or email, a copy of each monthly statement and copies of any other banking information and agreements pertaining to the account (collectively the, "Account Information"). The Account Information shall be sent to Nomad concurrent with receipt thereof by Daybreak from the Bank of America. Daybreak agrees to provide written confirmation of payment of any Land Assembly Costs by facsimile transmission or email to Nomad within 24 hours of payment. Daybreak further warrants and agrees that the Account shall only be used only for funds required to be paid and collected in respect of the subject Joint Venture and to carry out the intent of this Agreement;

5. The Parties will mutually agree to a budget for each lease, or group of leases. Each party will then deposit in the Account, by wire transfer, check, or direct deposit the budget amounts each as to 50% of the proposed Land Assembly Costs, within 30 days of receipt.

6. Either Party may voluntarily Withdraw from the Joint Venture by providing 30 days advance notice in writing to the other Party and by paying all outstanding invoices having accrued prior to the date of the withdrawal taking effect. The Withdrawing Party shall be entitled to an undivided 50% working interest in the Leases that were entered into prior to the effective date of Withdrawal but shall forfeit any further rights pursuant to this Agreement and the Agreements with Chet Pohle et al attached as Schedules 1, 2 and 3 hereto and any further ancillary rights other than as expressly provided herein. The Withdrawing Party shall farmout its interests in the above Leases earned prior to Withdrawal to the remaining Party on reasonable industry terms and conditions;

7. In the event of a Party's bankruptcy, or insolvency, or inability to pay any budgeted amount within 60 days from delivery of invoices or cash calls , said Party will be deemed to be a Withdrawing Party and the provisions of paragraphs 6 will apply as appropriate;

8. This Agreement is subject to the terms of the Agreement with Chet Pohle et al as Amended and as attached as Schedules 1 and 2 hereto;

9. The Parties shall enter into such further agreements and do such further acts to give effect hereto;

10. Each Party shall have a Right of First Refusal (R0FR) to participate in any oil and gas project within the AMI as to 50% of the interests available to the other Party hereto. The Party wishing to participate in such project shall give notice in writing to the other Party which notice shall contain reasonable

details as to the proposed project and costs. The Party receiving said notice shall have 30 days from receipt of such notice to elect to participate in said project The Party receiving said notice shall be deemed to have elected not to participate in the subject project if it has not delivered notice in writing, as well as funds, if appropriate, to the other Party within the 30 day notice period ;

11. Notices and Account information shall be delivered to each party as follows:

As to Daybreak Oil and Gas Inc. – Attention: Robert Martin and Tom Kilbourne 601 W. Main Ave. Spokane Washington, 99201. Facsimile number will be (208) 556-7311. Email for Robert Martin is rnm112@telus.net and for Tom Kilbourne is osburndrug@usamedia.tv

As to Nomad Hydrocarbons Inc.-Attention John McLeod and Hans Heumann 312, 407 2nd St SW, Canada Place Building, Calgary Alberta, Canada T2 P- 0Y3. Facsimile number is 403-289-3057 and Email for John McLeod is jgfmcleod@aol.com and for Hans Heumann is hhcec@telus.net.

Daybreak and Nomad hereby agree to the terms and conditions as stated herein effective this 21st day of November 2005.

Nomad Hydrocarbons Ltd.

Per John G F McLeod, President

Daybreak Oil and Gas Inc.

Per Robert Martin, President